Exhibit 99.1

3POWER ENERGY ENTERS INTO $50 MILLION FINANCING AGREEMENT

NEW YORK, March 11, 2011(GLOBE NEWSWIRE) -- Prime Sun Power Inc. (OTCBB:PSPW) (Frankfurt:PSD) (the “Company”), recently rebranded as 3Power Energy Group, is pleased to announce that it has  signed a financing and security agreement with CR&P Holding S.p.A., an Italian investment group, for a $50 million secured loan.

The Company intends to use the facility to finance photovoltaic, wind and hydro power plant development projects and prospective acquisitions in Italy, France Turkey, Albania and Chile. “This is a major milestone achievement for 3Power Energy and sets the Company well on the path to achieving our goal of becoming a global leader in renewable energy production” said Toby Durrant, 3 Power’s Chief Investment Officer. “With this initial round of financing completed, in addition to the prospective closing of the merger with Seawind, the Company will have a sound foundation for growth and the resources to pursue our key objectives” he commented.

The proceeds of this loan will principally be utilized to finance the equity portion of the first projects from the Company’s existing pipeline as well as to cover some of the Company’s operational expenses and predevelopment costs.

The loan is being made available to the Company at a fixed rate of 5% per annum for a period of 10 years. In addition, the lender will also receive 20% of the annual net profits derived from each project for the duration of the loan.  The loan will be secured by the assets of each special purpose subsidiary holding company. Each draw of the loan amount by the Company will be subject to customary due diligence by the lender.

The agreement comes as part of CR&P and its Abu Dhabi based investment partners, to grow the group business globally within the renewable energy sector.

3Power management is coordinating with CR&P in regard to selected projects details and use of loan proceeds information in order to finalize the loan proceeds disbursement plans.  “We look forward to updating our shareholders and the markets as we commence each project and capitalize on the opportunity for 3Power Energy to become a world leader in sustainable power generation,” said Toby Durrant.

About CR&P Holding S.p.A.

CR&P Holding S.p.A. is a diversified investment company based in Rome, Italy, with portfolio holdings in real estate and renewable energy with recent asset valuations in excess of 323 million Euros.

About 3Power Energy Group

3POWER is emerging as a world-wide independent major player in producing sustainable renewable energy. 3POWER intends to harness cutting-edge solar, wind, and hydro technologies to develop clean, sustainable power generation as trusted energy provider to utility companies and corporate entities around the world.  3POWER expects to establish its headquarters in London, with satellite offices and operations in North America, Latin America, Europe, and Asia.  For further information: www.3powerenergy.com.

Forward Looking Statements

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the Company, its business and prospective development plans. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of the forward-looking statements set forth in this press release are believed to be reasonable, actual results may differ materially from those expressed in forward-looking statements as a result of factors outside of the control of the Company. The Company cannot provide assurances that any prospective matters described in the press release will successfully close or otherwise be completed or that the Company will realize the anticipated benefits of any such transactions. Important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. All forward-looking statements should be regarded solely as the Company's current plans, estimates and beliefs.

CONTACT:
Prime Sun Power Inc. / 3Power Energy Group
Toby Durrant, Chief Investment Officer
+44-7850-245-342